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                                 EXHIBIT 4.1 (c)

                             Second Amendment to the
      LanVision Systems, Inc. 1996 Non-Employee Directors Stock Option Plan

                               SECOND AMENDMENT TO

                                       THE

                             LANVISION SYSTEMS, INC.

                  1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Section 10 is hereby amended and restated in its entirety to read as follows:

         "10.     Non-Transferability.
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         Options granted hereunder shall be personal to the option grantee,  and shall be non-assignable and non-transferable otherwise than by will and by the law of descent and distribution. Notwithstanding anything to the contrary stated in the 1996 Plan or any amendment thereto, any option holder may assign or transfer any Option to an Affiliate.

         For purposes of this Section 10, the term "Affiliate," with respect to an option holder, shall mean any spouse or member of the option holder's immediate family residing in the same household as the option holder, any trust of which the option holder is grantor, any corporation of which the option holder is an executive officer, any partnership of which the option holder is a partner or, if the option holder is a corporation or limited liability company, any parent or subsidiary of the option holder, or any other entity of which the option holder directly owns a twenty-percent (20%) or greater interest."

The last paragraph of Section 15 is hereby amended and restated in its entirety to read as follows:

         "Any amendment of this 1996 Plan shall apply to all options granted on or after the date of such amendment, unless otherwise stated by resolution of the Board. If such amendment were also applied to options granted prior to the date of the amendment and would adversely affect the rights of such option grantee, the amendment may be made with regard to such prior options only with the consent of such option grantee."

                            Adopted February 23, 2001












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